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                                   Exhibit 1

                           PROMETHEUS HOMEBUILDERS LLC
                 c/o Lazard Freres Real Estate Investors L.L.C.

                            THIRTY ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020



                                  July 31, 2001

Mr. Robert Short
603 Park Point Drive
Golden, Colorado  80401

Dear Mr. Short:

     After giving effect to Paragraph (4)(c)(i) and (ii) of the Recognition Agreement referred to below, Prometheus Homebuilders LLC ("Prometheus") will own
(i) 28,500 shares (the "Preferred Shares") of the Class AAA Convertible Redeemable Preferred Stock of The Fortress Group, Inc., a Delaware corporation ("Fortress"), and (ii) 5,937,500 warrants (the "Warrants"), each to purchase one share of the common stock, $.01 par value, of Fortress (the "Common Shares"). Prometheus hereby agrees to sell to you, and you hereby agree to purchase from Prometheus, (i) 3,500 of the Preferred Shares (the "Purchased Shares") and (ii) 729,167 Warrants (the "Purchased Warrants"). The Purchased Warrants are subject to adjustment as set forth in the Supplemental Warrant Agreement, dated February 4, 1999, as amended by the Recognition Agreement. The Purchased Shares and the Purchased Warrants are hereinafter referred to, collectively, as the "Securities". Prometheus and you hereby acknowledge and agree that Prometheus shall not sell or transfer to you any right or entitlement to receive any dividend which shall have accrued, but not been paid, on any of the Preferred Shares on or prior to the date of the Closing referred to below (the "Unpaid Dividends").

     The sale and purchase of the Securities hereunder shall be consummated upon the following terms and subject to the following conditions:

          (1) PURCHASE PRICE. The purchase price, which you shall pay to Prometheus at the Closing referred to below, shall total $3,500,000 in the aggregate, of which (a) $1,750,000 shall be payable by wire transfer to such account as Prometheus shall designate to you in writing and (b) $1,750,000 shall be payable by your execution, issuance and delivery to Prometheus of your secured promissory note in such principal amount, which shall be in the form attached hereto as Exhibit A (the "Note").

          (2) CLOSING. The purchase and sale of the Securities shall be consummated at a closing (the "Closing") to take place at the address of Prometheus set forth above promptly following the execution and delivery of this letter agreement by each of Prometheus and you (or at such other place, or such other date or time, as Prometheus and you shall agree in writing). At the Closing:
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Mr. Robert Short
July 31, 2001
Page 2

          (a)  Prometheus shall:

               (i) execute and deliver to you a Pledge, Security and Voting Trust Agreement in the form attached hereto as Exhibit B (the "P, S & VT Agreement"); and

               (ii) execute and deliver, or cause to be executed and delivered, to you such other closing documents (including an assignment of the Purchased Shares and Purchased Warrant) as are customary in transactions substantially similar to the purchase of the Securities, as contemplated hereby, as you may reasonably request.

          (b)  You shall:

               (i) cause the cash portion of the purchase price referred to in clause (a) of Paragraph (1) hereof to be wire transferred to Prometheus and execute, issue and deliver the Note to Prometheus;

               (ii) execute and deliver to Prometheus the P, S & VT Agreement and execute and deliver, or cause to be executed and delivered, to Prometheus such other closing documents (including stock powers and other instruments of transfer and conveyance and such documents as Fortress may require to cause the Purchased Shares to be reissued to Prometheus, as voting trustee, under the P, S & VT Agreement) as are customary in transactions substantially similar to the sale of the Securities, as contemplated hereby, as Prometheus may reasonably request.

          (3) RECOGNITION AGREEMENT. At the Closing, Prometheus, you and Fortress shall enter into a mutually agreeable Recognition Agreement in the form attached hereto as Exhibit C.

          (4)  REPRESENTATIONS AND WARRANTIES.

          (a)  Prometheus hereby represents and warrants to you as follows:

               (i) Prometheus is a duly organized and validly existing limited liability company.

               (ii) The execution and delivery by Prometheus of this letter agreement and each other agreement, document or instrument to be executed and delivered by Prometheus hereunder, and the consummation by Prometheus of each of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action on the part of Prometheus.
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Mr. Robert Short
July 31, 2001
Page 3

               (iii) At the Closing, Prometheus shall convey to you good title to the Securities, free and clear of any liens or encumbrances of any nature whatsoever, other than any liens or encumbrances granted or created by you (including, but not limited to, those created and granted by you under the P, S & VT Agreement).

               (iv) Prometheus:

                    (A) has three representatives on the Board of Directors of Fortress;

                    (B) is therefore fully informed as to the business, affairs and prospects of Fortress; and

                    (C) is not relying upon you for any information concerning such business, affairs or prospects or otherwise with respect to its sale of the Securities to you hereunder and hereby waives any claim of any nature whatsoever which it may have against you with respect to such matters or such information or any omission thereof or therefrom.

          (b)  You hereby represent and warrant to Prometheus that:

               (i)  you are a member of the Board of Directors of Fortress;

               (ii) you are therefore fully informed as to the business, affairs and prospects of Fortress (the "Fortress Information");

               (iii) you have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of (and you are not relying upon Prometheus for any Fortress Information or otherwise with respect to) your purchase of the Securities from Prometheus hereunder and you hereby waive any claim of any nature whatsoever which you may have against Prometheus with respect to any Fortress Information; and

               (iv) you (A) will acquire the Purchased Shares, Purchased Warrants and any securities acquired by you upon the conversion, exercise or exchange of any thereof for investment purposes only and not with a view to any distribution of any thereof and (B) will not sell, transfer or otherwise dispose of any of such securities other than in compliance with all applicable laws and regulations (including, but not limited to, the federal securities laws and regulations of the United States and the "blue sky" rules and regulations of each state and territory thereof).
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Mr. Robert Short
July 31, 2001
Page 4


     Please acknowledge your agreement to the foregoing in the space provided for that purpose below.

                                   Very truly yours,

                                   PROMETHEUS HOMEBUILDERS LLC

                                     By LF STRATEGIC RELATY INVESTORS II L.P.,
                                        its managing member,

                                          By LAZARD FRERES REAL
                                             ESTATE INVESTORS L.L.C.,
                                             its general partner,

                                               By
                                                  ------------------------------
                                                  Name:
                                                  Title:


Agreement acknowledged as
of the date first set forth above


---------------------------------
          Robert Short

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                                                                       EXHIBIT A

                            SECURED PROMISSORY NOTE

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are acknowledged hereby, the undersigned, Robert Short (the "Payor"), does hereby promise to pay to the order of Prometheus Homebuilders LLC (the "Payee") located at 30 Rockefeller Plaza, New York, New York 10020 the principal sum of $1,750,000, together with interest thereon, at the times and rate set forth below. Payment of principal, interest and any other sum due hereunder shall be made in lawful money of the United States of America.

     Subject to the provisions with respect to acceleration and prepayment set forth below, the principal amount of this Secured Promissory Note shall be payable on the first to occur of (a) July 31, 2002 or (b) the consummation of
(i) any sale, merger or liquidation of The Fortress Group, Inc. ("Fortress"),
(ii) any sale of all or any substantial amount of the assets of Fortress or
(iii) any Change of Control (as defined in the indenture under which the 13.75% Senior Notes Due 2003 of Fortress are currently outstanding) other than any such Change of Control caused by the acquisition by Prometheus of beneficial ownership of additional shares of the Common Stock of Fortress or the sale by Prometheus of beneficial ownership of any shares of the capital stock of Fortress if Payor does not receive any cash, cash equivalents or freely transferable marketable securities; PROVIDED, HOWEVER, that in the case of any sale, merger or liquidation of Fortress, this Secured Promissory Note shall only be prepayable prior to July 31, 2001 to the extent that Payor receives cash, cash equivalents or freely transferable marketable securities in consideration of such sale, merger or liquidation and any amounts not prepaid prior to July 31, 2002 shall be due and payable on July 31, 2002.

     Interest shall accrue on the unpaid principal amount of this Secured Promissory Note outstanding from time to time at a rate equal to the Dividend Rate applicable to the Class AAA Convertible Redeemable Preferred Stock of Fortress (the "Preferred Stock") then in effect and whether or not any dividend on the Preferred Stock is ever paid at that rate or at any other rate. Such interest shall be payable as follows:

          (a) In the event that any dividend (other than any dividend which shall have accrued but not been paid on the Preferred Stock on or prior to the date hereof) shall be paid to the Payor or its transferee or assignee with respect to any share or shares of the Preferred Stock, the Payor shall pay to the Payee an amount equal to the lesser of (i) the total amount of accrued but unpaid interest hereon then outstanding or (ii) the total amount of such dividend.

          (b) Upon the payment of any portion (including all) of the outstanding principal balance of this Secured Promissory Note, the Payor shall pay to the Payee all of the accrued but unpaid interest on such portion of such outstanding principal balance.

     The obligations of the Payor under this Secured Promissory Note are secured by a pledge of, and a first priority security interest in, the Pledged Collateral referred to in the Pledge, Security and Voting Trust Agreement, dated July 31, 2001 by and between the Payor and the
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Payee. In the event of any sale of any of such Pledged Collateral prior to the satisfaction in full of all of the obligations of the Payor under this Secured Promissory Note, the proceeds of such sale shall be applied, FIRST to the payment of any accrued but unpaid interest hereon, SECOND to the payment of the outstanding principal balance hereof, and THIRD to the satisfaction of any other obligations of the Payor hereunder.

     Notwithstanding anything to the contrary set forth hereinabove:

          (a) The outstanding principal balance of, all accrued but unpaid interest on, and all other payment obligations of the Payor in respect of, this Secured Promissory Note shall automatically become due and payable without any demand or other action by or on behalf of the Payee, immediately upon the default by the Payor of any of its obligations under this Secured Promissory Note or the Pledge, Security and Voting Trust Agreement referred to above.

          (b) The outstanding principal balance of this Secured Promissory Note may be prepaid, in whole or in part, by the Payor at any time; PROVIDED, HOWEVER, that any such prepayment shall be accompanied by (i) the payment in full of all accrued but unpaid interest on the portion hereof which is prepaid and (ii) the satisfaction in full of all other obligations of the Payor hereunder.

          (c) This Secured Promissory Note shall not, at any time, bear interest at a rate in excess of the maximum rate of interest then permitted by applicable law and the rate of interest otherwise provided for herein shall be reduced to such maximum amount at all times when it would otherwise be in excess thereof.

     The Payor and all others who may become liable for the payment of all or any part of the indebtedness hereunder do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, notice of intent to accelerate the maturity hereof and all acceleration. No release of any security for the indebtedness hereunder or of any person liable for payment of such indebtedness, no extension of time for payment of this Secured Promissory Note or any portion thereof, and no alteration, amendment or waiver of any provision of any agreement relating hereto shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of the Payor and any other person who may become liable hereunder for the payment of all or any part of the indebtedness hereunder.

     This Secured Promissory Note shall (a) be governed by and construed and interpreted in accordance with the laws of the State of New York and (b) be an absolute and unconditional obligation of the Payor, which shall not be subject to offset, claim, counterclaim or defense (other than the defense of full payment and discharge) of any kind. In addition to all of the other obligations of the Payor hereunder, the Payor shall pay to the Payee all of the Payee's costs and expenses of any nature whatsoever incurred in, or relating to, the enforcement of any of the Payor's obligations, or the collection of any amount payable, hereunder.

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     IN WITNESS WHEREOF, the Payor has executed and delivered this Secured
Promissory Note on the 31st day of July, 2001.


                                        --------------------------------------
                                                     Robert Short



                                       3
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                                                                       EXHIBIT B

                   PLEDGE, SECURITY AND VOTING TRUST AGREEMENT

     This Pledge, Security and Voting Trust Agreement, dated July 31, 2001 (this "P, S & VT Agreement"), by and between Prometheus Homebuilders LLC ("Prometheus") and Robert Short ("Mr. Short");

                              W I T N E S S E T H:

     WHEREAS, Prometheus and Mr. Short are parties to a letter agreement, dated July 31, 2001 (the "Letter Agreement"), pursuant to which Prometheus sold to Mr. Short the Securities referred to therein (the "Securities") and Mr. Short executed, issued and delivered to Prometheus the Note referred to therein (the "Note"); and

     WHEREAS, Prometheus and Mr. Short have agreed that, as security for the satisfaction in full of all of Mr. Short's obligations under the Letter Agreement, the Note and this P, S & VT Agreement (the "Secured Obligations"), Mr. Short shall grant to Prometheus a perfected first prior security interest in the Pledged Collateral referred to hereinbelow; and

     WHEREAS, Prometheus and Mr. Short have further agreed to provide herein for a voting trust (the "Voting Trust") with respect to all of the Purchased Shares referred to in the Letter Agreement (the "Purchased Shares");

     NOW, THEREFORE, for good and valuable consideration (the receipt and adequacy of which is acknowledged by each of Prometheus and Short), Prometheus and Short do hereby covenant and agree as follows:

          (1) PLEDGE. Mr. Short hereby pledges to Prometheus, and grants to Prometheus, a first priority security interest and lien in, the following (the "Pledged Collateral"):

          (a)  all of the Securities;

          (b) all of the shares (the "Common Shares") of the common stock of The Fortress Group, Inc. issued upon the conversion or exercise of any of the Securities;

          (c) all certificates representing any of the Securities or Common Shares; and

          (d) all dividends, interest, cash, instruments and other property or proceeds, from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing (collectively, "Dividends and Distributions"); PROVIDED, HOWEVER, that such Dividends and Distributions shall not include any unpaid Dividends (as defined in the Letter Agreement).

          (2) SECURITY FOR OBLIGATIONS. This P, S & VT Agreement secures, and the Pledged Collateral is security for, the full and prompt payment when due (whether at

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     stated maturity, by acceleration or otherwise) and the timely performance, of all of the Secured Obligations.

          (3) FURTHER ASSURANCES. Mr. Short agrees that at any time and from time to time, at his sole cost and expense, he will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Prometheus may request, in order to perfect and protect the pledge and security interest granted hereby or to enable Prometheus to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

          (4) DIVIDENDS AND DISTRIBUTIONS. All Dividends and Distributions received by any person with respect to any of the Pledged Collateral shall be applied in accordance with the terms of the Note.

          (5) REMEDIES UPON DEFAULT. In the event of any default by Mr. Short in respect of any of the Secured Obligations:

          (a) Prometheus may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party after default under the Uniform Commercial Code (the "Code") in effect in the State of New York at that time, and may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any office of Prometheus or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Prometheus may deem commercially reasonable. Mr. Short agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Mr. Short of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Prometheus shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Prometheus may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Mr. Short hereby waives any claims against Prometheus arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Prometheus accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

          (b) Any cash held by Prometheus as Pledged Collateral and all cash proceeds received by Prometheus in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied by Prometheus:

               (i) first, to the payment of the costs and expenses of such sale, including, without limitation, reasonable expenses of Prometheus, including the fees and expenses of its counsel, and all expenses, liabilities and advances made or incurred by Prometheus in connection therewith or otherwise hereunder;

                                       2
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               (ii) next, to the payment of the Secured Obligations; and

               (iii) finally, after payment in full of all of the Secured Obligations, to Mr. Short, or to whomsoever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

          (c) In addition, Prometheus may exercise all of the voting rights and powers to which any of the securities included within the Pledged Collateral may be entitled at any time. THE TRANSFER OF VOTING RIGHTS AND POWERS TO PROMETHEUS IN ACCORDANCE WITH THE PRECEDING SENTENCE HEREOF IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE SO LONG AS THIS P, S & VT AGREEMENT SHALL BE IN FORCE AND EFFECT.

          (6) VOTING TRUST. Separate and apart from the pledge, grant and existence hereunder of the pledge of, and security interest and lien, in the Pledged Collateral, Mr. Short and Prometheus hereby create and establish the Voting Trust, upon the following terms and subject tot he following conditions:

          (a) SECURITIES SUBJECT TO THE VOTING TRUST. All of the Purchased Shares shall be subject to the Voting Trust and shall be deposited with the voting trustee referred to below promptly upon the execution and delivery of the P, S & VT Agreement by Mr. Short.

          (b)  VOTING TRUSTEE.

               (i) So long as Prometheus shall be in existence, Prometheus shall be the sole trustee of the Voting Trust. In the event of the merger of Prometheus (or any successor voting trustee) into any other person, such other person shall become the sole trustee of the Voting Trust. In the event of the dissolution of Prometheus (or any successor voting trustee), such person as Prometheus (or any successor voting trustee) shall, prior to its dissolution, designate as its successor shall become the sole trustee of the Voting Trust.

               (ii) The voting trustee in office from time to time shall have the sole and exclusive right and authority to cast votes, grant consents, appoint proxies and take other similar actions with respect to the Purchased Shares and shall do so in its sole and absolute discretion. Such voting trustee shall have no fiduciary duty or obligation of any nature to Mr. Short or any other record or beneficial owner of any of the Purchased Shares.

          (c) RECORD HOLDER. In order to facilitate any action by the voting trustee pursuant to subparagraph 6(b) hereof, the voting trustee shall at all times (prior to conversion of the Purchased Shares) be the holder of record (as voting trustee under this P, S &VT Agreement) of all Purchased Shares and each party hereto shall take, or cause

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     to be taken, all such action as may be necessary or helpful to cause the voting trustee to be such holder of record.

          (d) TERM OF THE VOTING TRUST. The term of the Voting Trust shall commence immediately following the execution and delivery of this P, S & VT Agreement by each of the parties hereto and shall continue until the first to occur of such time as (i) Prometheus shall cease to be the beneficial owner of any shares of the Class AAA Convertible Redeemable Preferred Stock of Fortress or (ii) no Purchased Shares shall be outstanding (in either case, whether or not all of the Secured Obligations shall have theretofore been satisfied and the pledge and security interest granted hereunder shall have terminated). In addition, the Voting Trust shall not be applicable to any common stock issued as a result of conversion of any Purchased Shares and nothing herein shall restrict Mr. Short's conversion rights with respect to the Purchased Shares.

          (e) TRANSFER OF PURCHASED SHARES. Any transfer by any person of any of the Purchased Shares or of any interest of any nature therein shall be subject to the terms and conditions of this Paragraph 6 and each transferee shall take such Purchased Shares or interest therein subject to the Voting Trust and the rights of the voting trustee hereunder (including, but not limited to, the rights of the voting trustee as set forth in Subparagraph 6(b)(ii) hereof). Each certificate or instrument evidencing or constituting any of the Purchased Shares shall bear a prominent legend describing the Voting Trust and the provisions of the preceding sentence of this Subparagraph 6(e).

          (7) TERM OF THIS P, S AND VT AGREEMENT. This P, S & VT Agreement shall create a continuing security interest in the Pledged Collateral until the Note is paid in full, at which time the security interest shall be released. However, the provisions of Paragraph 6 shall remain in full force and effect until the termination of the Voting Trust pursuant to Subparagraph 6(d) hereof.

          (8) GOVERNING LAW. This P, S & VT Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Wherever possible, each provision of this P, S & VT Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this P, S & VT Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remaining provisions of this P, S & VT Agreement. Unless otherwise defined herein or in the credit agreement, terms defined in
     Article 9 of the Uniform Commercial Code as in effect in the State of New York are used herein as therein defined.

     IN WITNESS WHEREOF, each of Prometheus and Mr. Short has caused this P, S & VT Agreement to be duly executed and delivered on the date first above written.


                                   PROMETHEUS HOMEBUILDERS LLC

                                     By LF STRATEGIC REALTY INVESTORS II L.P.,
                                        a managing member,

                                          By LAZARD FRERES REAL
                                             ESTATE INVESTORS L.L.C.,
                                             its general partner,

                                               By
                                                 -------------------------------
                                                 Name:
                                                 Title:



                                   ---------------------------------------------
                                                   Robert Short

                                                                       EXHIBIT C

                              RECOGNITION AGREEMENT

     This Recognition Agreement, dated July 31, 2001, by and among Prometheus Homebuilders LLC ("Prometheus"), Robert Short ("Mr. Short") and The Fortress Group, Inc. ("Fortress").

                              W I T N E S S E T H:

     WHEREAS, Prometheus and Mr. Short are parties to a letter agreement, dated July 31, 2001 (the "Letter Agreement"); and

     WHEREAS, Prometheus and Fortress are parties to a Second Amendment and Restated Registration Rights Agreement, dated as of February 3, 1999 (the "Registration Rights Agreement"), and a Supplemental Warrant Agreement, dated as of February 4, 1999 (the "Warrant Agreement"); and

     WHEREAS, as contemplated by the Letter Agreement, the parties hereto (the "Parties") wish to provide herein for (i) Fortress to acknowledge the transactions contemplated by the Letter Agreement and (ii) the clarification and amendment of the Registration Rights Agreement and the Warrant Agreement;

     NOW, THEREFORE, for good and valuable consideration (the receipt and adequacy of which are acknowledged by each of the Parties), the Parties do hereby covenant and agree as follows:

          (1)  DEFINITIONS.

          (a) Each of the terms used herein which is defined in the Letter Agreement shall, when so used, have the meaning ascribed thereto in the Letter Agreement.

          (b) Each of the terms used herein which is defined in the Registration Rights Agreement and not defined in the Letter Agreement shall, when so used, have the meaning ascribed thereto in the Registration Rights Agreement.

          (c) Each of the terms used herein which is defined in the Warrant Agreement and not defined in the Letter Agreement or the Registration Rights Agreement shall, when so used, have the meaning ascribed thereto in the Warrant Agreement.

          (2)  RECOGNITION.

          (a) Fortress hereby recognizes, acknowledges, consents and agrees to the execution and delivery of the Letter Agreement by Prometheus and Mr. Short and to the consummation by Prometheus and Mr. Short of each of the transactions contemplated thereby.

          (b) Each of the Parties hereby acknowledges and agrees that all of the Unpaid Dividends shall be paid by Fortress or its agent directly to Prometheus or any assignee of Prometheus and not to Mr. Short or any holder of the Purchased Shares other than Prometheus or any assignee of Prometheus.

          (c) Fortress hereby acknowledges that, except as otherwise provided in Subparagraph (2)(b) hereof and subject to all of the terms and conditions of the Letter Agreement and the P, S & VT Agreement (including, but not limited to the pledge and first security interest created and granted to Prometheus under the P, S & VT Agreement and the Voting Trust created and established under the P, S & VT Agreement), Mr. Short is the owner of the Securities and entitled to all of the rights of the holder and owner of the Securities. By execution of this Recognition Agreement, Mr. Short shall become a party to (and be entitled to the benefits of) the Warrant Agreement.

          (3) REGISTRATION RIGHTS AGREEMENT. Each of the Parties hereby acknowledges and agrees that, notwithstanding anything to the contrary set forth in the Registration Rights Agreement:

          (a) Prometheus and any assignee of Prometheus shall be the only persons who shall have the right to request any Demand Registration pursuant to Section 2 of the Registration Rights Agreement. Without limiting the generality of the foregoing, it is expressly acknowledged and agreed that Mr. Short shall have no such right, except to the extent that Prometheus (or any assignee thereof) shall, in its sole and absolute discretion, assign such right to Mr. Short subsequent to the date hereof.

          (b) For purposes of Section 3 of the Registration Rights Agreement, Mr. Short shall be deemed to be a Holder of Registrable Securities and, as such, shall be entitled to the Piggyback Registrations provided for therein and shall be deemed bound thereby, upon all of the terms (and subject to all of the conditions) set forth therein. The foregoing shall not reduce, limit or otherwise affect, in any way, the rights of Prometheus (under
     Section 3 or otherwise) as a Holder of Registrable Securities.

          (4) WARRANT AGREEMENT. Notwithstanding anything to the contrary set forth in the Warrant Agreement or in any Warrants or Warrant Certificates issued or issuable thereunder:

          (a) Each of the Parties hereby consents and agrees to the election by Prometheus and Mr. Short on the date hereof (notwithstanding that the date hereof is neither on nor after September 30, 2001) to adjust the number of Common Shares issuable upon exercise of the Warrants as of the date hereof and (ii) Prometheus and Mr. Short do hereby make, and Fortress does hereby agree to and accept, such election.

          (b)  Each of the Parties hereby agrees that:

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

               (i) each Warrant shall, at all times hereafter during which such Warrant shall be exercisable, be so exercisable for the purchase of exactly one Common Share;

               (ii) any adjustment hereafter made pursuant to Sections 5 or 10 of the Warrant Agreement shall be appropriately made to the number of Warrants outstanding or issuable under the Warrant Agreement (and not to the number of Common Shares issuable upon the exercise of any Warrant); and

               (iii) the exercise price of the Warrant shall, from time to time as necessary, be appropriately adjusted to reflect and give effect to the terms and intent of the foregoing.

          (c) (i) Each of the Parties hereby acknowledges and agrees that, by reason of the provisions of Subparagraphs (4)(a) and (b) hereof, an aggregate of 5,937,500 Warrants, each exercisable to purchase one Common Share at the current exercise price of $.04 per Common Share, are currently outstanding.

               (ii) As promptly as practicable following the execution and delivery of this Recognition Agreement by each of the Parties, Prometheus shall deliver to Fortress all of the outstanding Warrant Certificates, in exchange for which Fortress shall issue, execute and deliver to Prometheus and Mr. Short Warrant Certificates evidencing 5,208,333 and 729,167 Warrants, respectively.

               (iii) Notwithstanding anything to the contrary set forth in Subparagraphs (4)(c)(i) and (ii) hereof, in the event that the Issue Price as of September 30, 2001 shall exceed $8.00 per share, the provisions of such subparagraphs shall be null and void AB INITIO, the number of outstanding Warrants shall be determined pursuant to Section 5 of the Warrant Agreement as in effect prior to the effectiveness of this Recognition Agreement and Prometheus and Mr. Short shall exchange the Warrant Certificates delivered to them pursuant to Subparagraph
          (4)(c)(ii) for new Warrant Certificates that shall evidence the number of outstanding Warrants as so determined. The new Warrants and Warrant Certificates shall be issued to Prometheus and Mr. Short in the same proportions as the Warrants and Warrant Certificates surrendered by them in such exchange. In the event of any such exchange, Prometheus shall have the exclusive right to elect to make adjustments pursuant to Section 5 of the Warrant Agreement.

     (5)  MR. SHORT HEREBY REPRESENTS AND WARRANTS AS FOLLOWS:

          (i)  he is a member of the Board of Directors of Fortress;

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

          (ii) he is therefore fully informed as to the business, affairs and prospects of Fortress (the "Fortress Information");

          (iii) he has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of (and he is not relying upon Prometheus or Fortress Information or otherwise with respect to) his purchase of the Securities from Prometheus hereunder and he hereby waives any claim of any nature whatsoever which he may have against Prometheus or Fortress with respect to any Fortress Information; and

          (iv) he (A) will acquire the Purchased Shares, Purchased Warrants and any securities acquired by him upon the conversion, exercise or exchange of any thereof for investment purposes only and not with a view to any distribution of any thereof and (B) will not sell, transfer or otherwise dispose of any of such securities other than in compliance with all applicable laws and regulations (including, but not limited to, the federal securities laws and regulations of the United States and the "blue sky" rules and regulations of each state and territory thereof).

     (6) CONTINUED EFFECT OF AGREEMENTS. Except as otherwise expressly provided herein, following the execution and delivery of this Recognition Agreement by each of the Parties, each of the Letter Agreement, Registration Rights Agreement, Warrant Agreement, Warrant, Warrant Certificates and other agreements, instruments or other documents heretofore entered into, or otherwise executed and delivered, by any of the Parties with or to any of the other Parties, shall continue to be and remain in full force and effect in accordance with all of the terms and conditions thereof.

     (7) GOVERNING LAW. This Recognition Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

     (8) EXPENSES. Each of Prometheus and Mr. Short shall reimburse Fortress for one-half of the reasonable out-of-pocket costs and expenses incurred by Fortress in connection with this Recognition Agreement.

     IN WITNESS WHEREOF, each of Prometheus, Mr. Short and Fortress has caused this Recognition Agreement to be duly executed and delivered on the date first above written.


                                   PROMETHEUS HOMEBUILDERS LLC

                                     By LF STRATEGIC REALTY INVESTORS II L.P.,
                                        a managing member,

                                          By  LAZARD FRERES REAL ESTATE
                                              INVESTORS L.L.C., its general
                                              partner,


                                                By
                                                  ------------------------------
                                                  Name:
                                                  Title:



                                   ---------------------------------------------
                                                   Robert Short

                                   THE FORTRESS GROUP, INC.



                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                       5